AXION POWER INTERNATIONAL, INC.

3601 Clover Lane

New Castle, Pennsylvania 16105

AXION POWER COMPLETES PRIVATE PLACEMENT FOR $9 MILLION IN

SENIOR CONVERTIBLE NOTES WITH WARRANTS AND $1 MILLION IN SUBORDINATED UNSECURED NOTES WITH WARRANTS

NEW CASTLE, PA (May 8, 2013) . . . Axion Power International, Inc. (OTC QB: AXPW), the developer of advanced lead-carbon PbC® batteries and energy storage systems, announced today that it has completed a private placement of $9 million principal amount of senior convertible notes and warrants with institutional investors and an additional $1million principal amount of subordinated unsecured convertible notes and warrants in an ancillary transaction with directors, officers and one of the original Axion founders. Maxim Group LLC acted as placement agent.

On the senior convertible notes of $9 million, Axion at closing received approximately $2.6 million in proceeds, net of placement fees and expenses, and will receive nine subsequent monthly tranches. The notes carry an 8% interest rate and have a nine-month amortization schedule with interest beginning at closing and can be paid, at the Company’s option, in cash or in discounted registered shares. In addition, the investors are entitled to convert the note, or any portion of the note, into shares, utilizing the 105% ‘premium to market’ price determined at closing ($.26.4). The investors are also entitled to approximately 50% warrant coverage in 5-year warrants, at a 120% ‘premium to market’ price ($.30.2), that will not be exercisable for six months after the closing. Any funds received from warrant conversion to common stock would be incremental to the offering.

On the subordinated unsecured convertible notes of $1 million, Axion at closing received $1.0 million in proceeds as there were no placement fees or expenses. The notes bear accruable interest at the rate of 8% and the principal and interest are both payable at the end of the term, or when certain thresholds have been met, in cash, or in shares, at the option of the lender.

The full terms of the transaction have been filed in an 8-K dated May 8, 2013 and we encourage investors to read the filing for a better understanding of all terms of the funding.

This press release does not and shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any state or jurisdiction.

About Axion Power International, Inc.

Axion has developed and patented a next generation energy storage device that won the prestigious Frost & Sullivan Technology Award for North America in the field of lead-acid batteries. According to Frost & Sullivan, Axion's new PbC® batteries have "the potential to revitalize the lead-acid battery industry by breathing new life into an established technology that has not been well suited to the requirements of important new applications like hybrid electric vehicles and renewable power."

Axion Power International, Inc. is the industry leader in the field of lead-carbon energy storage technologies. Axion believes its new PbC battery technology is the only class of advanced battery that can be assembled on existing lead-acid battery production lines throughout the world utilizing Axion’s proprietary activated carbon electrodes. Axion's future goal, after filling their plant's lead-carbon battery production capacity, is to become the leading supplier of carbon electrode assemblies for the global lead-acid battery industry.

For more information, visit www.axionpower.com

Forward-looking Statements

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include the risk for the Company to complete its development work, as well as the risks inherent in commercializing a new product (including technology risks, market risks, financial risks and implementation risks, and other risks and uncertainties affecting the Company), as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. We disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events, or otherwise.

Contacts

Axion Power International, Inc.

Charles Trego, CFO

ctrego@axionpower.com

(724) 654-9300

Allen & Caron, Inc.

Rudy Barrio (Investors)

r.barrio@allencaron.com

(212) 691-8087

Len Hall (Media)

len@allencaron.com

(949) 474-4300